Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 11, 2004, except for the first paragraph of Note 18 as to which the date is July 30, 2004, and the second paragraph of Note 18 as to which the date is April 30, 2004, relating to the consolidated financial statements of QuadraMed Corporation, which is contained in that Prospectus, and of our report dated February 11, 2004, except for the first paragraph of Note 18 as to which the date is July 30, 2004, and the second paragraph of Note 18 as to which the date is April 30, 2004, relating to the financial statement schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

December 14, 2004